Mitcham Industries Publishes Company & Investment Profile

Huntsville, Texas
April 29, 2008

Mitcham Industries, Inc. (Nasdaq: MIND) today announced that it has published its first “Company & Investment Profile”, which can be found on Mitcham’s web site at http://www.mitchamindustries.com, and is being furnished on Form 8-K to the Securities and Exchange Commission.

This document is being published by Mitcham Industries in continuation of its goal to provide more disclosure and transparency to the investment community regarding its business strategy and competitive position, as well as market trends and industry dynamics. It is Mitcham Industries’ intent to take a proactive role in communicating with the investment community.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; and the United Kingdom and with associates throughout Europe, South America and Asia, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

Contacts:	Billy F. Mitcham, Jr., President and CEO
Mitcham Industries, Inc.
936-291-2277
Jack Lascar / Karen Roan
Dennard Rupp Gray & Easterly (DRG&E)
713-529-6600